Exhibit 99.1

Loop Media Reports Full Year 2024 and

Fiscal Fourth Quarter Financial Results

Loop Moves Toward a Stronger Bottom Line Despite Challenging Revenue Year

BURBANK, CA – December 10, 2024 – Loop Media, Inc. (“Loop Media,” “Loop” or “our” or the “Company”) (OTC: LPTV), a leading multichannel streaming CTV platform that provides curated music videos, sports highlights, news, premium entertainment channels select live sports and other channels, as well as digital signage for businesses, reports financial and operating results for its full fiscal year 2024 and fiscal fourth quarter ended September 30, 2024.

Summary Fiscal Year 2024 vs. Fiscal Year 2023

●	Revenue decreased to $22.3 million, compared to $31.6 million.
●	Gross profit decreased to $6.0 million, compared to $10.7 million.
●	Gross margin decreased to 26.9%, compared to 33.7%.
●	Net loss was $(24.5) million or $(0.33) per share, compared to $(32.0) million or $(0.56) per share.
●	Adjusted EBITDA (a non-GAAP financial measure defined below) was $(11.1) million, compared to $(15.7) million.
●	As of September 30, 2024, we had 27,811 QAUs operating on our O&O Platform, compared to 37,021 QAUs.
●	As of September 30, 2024, we had a total of approximately 49,000 screens across our Partner Platforms, compared to 42,000 screens.

Summary Fiscal Q4 2024 vs. Fiscal Q4 2023

●	Revenue decreased to $3.7 million, compared to $5.7 million.
●	Gross profit decreased to $1.0 million, compared to $1.6 million.
●	Gross margin increased slightly to 27.6%, compared to 27.5%.
●	Net loss was $(6.2) million or $(0.07) per share, compared to a loss of $(9.0) million or $(0.15).
●	Adjusted EBITDA (a non-GAAP financial measure defined below) was $(2.8) million, compared to $(4.8) million.

Fiscal Year (September 30) 2024 Financial Results

In the 2024 fiscal year, revenue decreased approximately 30% to $22.3 million compared to $31.6 million in fiscal 2023. The decrease was primarily due to the lack of political ad placements, a slowdown in digital advertising spend, a reduction in ad demand partners that view our Loop Platform as a CTV platform and an overall challenging ad market environment.

Gross profit in the 2024 fiscal year was $6.0 million compared to $10.7 million in fiscal 2023. Gross margin was 26.9% in the 2024 fiscal year compared to 33.7% in fiscal 2023. The decrease was primarily driven by decreased revenue and revenue mix offset by cost-cutting measures to reduce the cost of revenue.

Total sales, general, and administrative (“SG&A”) expenses (excluding stock-based compensation, depreciation and amortization, loss from disposal of assets and restructuring costs) in the 2024 fiscal year were $20.6 million compared to $29.4 million for fiscal 2023. The decrease was primarily due to a reduction in payroll costs, marketing costs and professional and administrative fees.

Net loss in the 2024 fiscal year was $(24.5) million or $(0.33) per share, compared to a net loss of $(32.0) million or $(0.56) per share for fiscal 2023.

Adjusted EBITDA in the 2024 fiscal year was $(11.1) million compared to $(15.7) million for fiscal 2023.

Fiscal Fourth Quarter (September 30) 2024 Financial Results

In the 2024 fiscal fourth quarter, revenue decreased approximately 35% to $3.7 million compared to $5.7 million for the same period in fiscal 2023. The decrease was primarily driven by a material slowdown in digital advertising spend due to the macroeconomic environment.

Gross profit in the 2024 fiscal fourth quarter was $1.0 million compared to $1.6 million for the same period in fiscal 2023. Gross margin was 27.6% in the 2024 fiscal fourth quarter compared to 27.5% in the prior period. The slight increase was primarily driven by revenue mix as well as incremental licensing costs.

Total SG&A expenses (excluding stock-based compensation, depreciation and amortization, loss from disposal of assets and restructuring costs) in the 2024 fiscal fourth quarter were $4.5 million compared to $7.4 million for the same period in fiscal 2023. The decrease was primarily driven by a reduction in payroll costs, marketing costs and professional and administrative fees.

Net loss in the 2024 fiscal fourth quarter was $(6.2) million or $(0.07) per share, compared to a net loss of $(9.0) million or $(0. 15) per share for the same period in fiscal 2023.

Adjusted EBITDA in the fiscal 2024 fourth quarter was $(2.8) million compared to $(4.8) million for the same period in fiscal 2023.

On September 30, 2024, cash and cash equivalents were $0.8 million compared to $3.1 million on September 30, 2023. The decrease was primarily driven by the use of cash from operations. As of September 30, 2024, total net debt was $7.8 million compared to $7.5 million as of September 30, 2023.

For the fourth quarter of fiscal 2024, we had approximately 77,000 active Loop Players and Partner Screens across the Loop Platform, which included 27,811 QAUs across our O&O Platform, a decrease of 25% (or 9,210 QAUs) from the 37,021 QAUs for the fourth quarter of fiscal 2023, and a decrease of 9% (or 2,675 QAUs) over the 30,486 QAUs for the third quarter of fiscal 2024, and approximately 49,000 Partner Screens across the Company’s Partner Platforms at the end of the fourth quarter of fiscal 2024, an increase of 17% (or approximately 7,000 Partner Screens) over approximately 42,000 Partner Screens at the end of the fourth quarter of fiscal 2023, and a decrease of approximately 4% (or approximately 2,000 Partner Screens) over approximately 51,000 Partner Screens at the end of the third quarter of fiscal 2024.

Management Commentary

Justis Kao, Interim CEO of Loop Media, stated, “When I stepped up to the Interim CEO role in March, my primary focus was to work with the team and our board of directors to get our Company to a cash flow positive position as quickly as possible in an effort to achieve success for the Company and thus maximize shareholder returns, which is a key focus for us. When we started Loop, revenue growth was the key metric as it was for many tech and media companies. We learned, however, that such growth had to be balanced with a strong bottom line, and over the last six months we undertook serious measures to try to make Loop more competitive and create efficiencies across our business, which has included reducing third-party vendor costs, restructuring and eliminating unprofitable contracts with content providers and reducing our workforce. We have worked hard and continue to work diligently to regain the confidence of our investors and shareholders, and while our top line growth retracted, we are running a more streamlined business and are starting to move toward a stronger bottom line.”

“All tech companies must constantly consider and improve their software and technology, and Loop is no different. Reducing the rate of growth in distribution in the latter part of fiscal 2024 has allowed us to review and address upgrades to our technology that are needed to improve the flow of advertisements to our Loop Players and the number of advertisements that are served to us, as well as to improve the functionality of our Loop Players for our business venue clients. These important and exciting software upgrades are well underway, and we expect to be rolling them out across our network in the coming weeks. Our goal is to increase the productivity of our proprietary Loop Player, which will lead to increased distribution - a priority for the Company going forward – and which we hope will also lead to a stronger bottom line in the coming fiscal year.”

Conference Call

Loop Media’s management will host a conference call today, December 10, 2024, at 5:00 p.m. Eastern Time to discuss the financial and operating results for its full year 2024 and fiscal fourth quarter ended September 30, 2024. Below are the details for those participants who would like to dial in.

Date: December 10, 2024

Time: 5:00 p.m. Eastern Time

Participant registration link: Q4 Link

Conference ID: 9875656

Participant Toll-Free Dial-In Number: 1(800) 715-9871

Participant International Dial-In Number: 1(646) 307-1963

The conference call will also be available for replay on the investor relations section of Loop Media’s website at https://ir.loop.tv/.

About Loop Media, Inc.

Loop Media, Inc. (“Loop Media” or ““Loop®”) (OTC: LPTV) is a leading connected television (CTV) / streaming / digital out-of-home TV and digital signage platform optimized for businesses, providing music videos, news, sports and entertainment channels through its Loop® TV service. Loop Media is the leading company in the U.S. licensed to stream music videos to businesses through its proprietary Loop® Player.

Loop® TV’s digital video content is streamed to millions of viewers in CTV / streaming / digital out of home locations including bars/restaurants, office buildings, retail businesses, college campuses and airports, among many other venues, in the United States, Canada, Australia and New Zealand.

Loop® TV is fueled by one of the largest and most important premium short-form entertainment libraries that includes music videos, movie trailers, branded content and live performances. Loop Media’s non-music channels cover a wide variety of genres and moods and include movie trailers, sports highlights, lifestyle and travel videos, viral videos and more. Loop Media’s streaming services generate revenue from programmatic and direct advertising and subscriptions.

To learn more about Loop Media products and applications, please visit us online at Loop.tv.

Follow us on social:

Instagram: @loopforbusiness

X (Twitter): @loopforbusiness

LinkedIn: https://www.linkedin.com/company/loopforbusiness/

Safe Harbor Statement and Disclaimer

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, Loop Media’s expected performance, ability to compete in the highly competitive markets in which it operates, statements regarding Loop Media’s ability to develop talent and attract future talent, the success of strategic actions Loop Media is taking and the impact of strategic transactions. Forward-looking statements give Loop Media’s current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should” and certain of the other foregoing statements may be deemed forward-looking statements. Although Loop Media believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. Loop Media takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by Loop Media. Loop Media’s Securities and Exchange Commission filings are available at www.sec.gov.

Non-GAAP Measures

Loop Media uses non-GAAP financial measures, including Adjusted EBITDA and quarterly active units or QAUs, as supplemental measures of the performance of the Company’s business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Loop Media’s financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”).

We believe that the presentation of Adjusted EBITDA, provides investors with additional information about our financial results. Adjusted EBITDA is an important supplemental measure used by our board of directors and management to evaluate our operating performance from period-to-period on a consistent basis and as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations.

Adjusted EBITDA is not measured in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP financial measure is not based on any comprehensive set of accounting rules or principles. As a non-GAAP financial measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. In particular:

●	Adjusted EBITDA does not reflect the amounts we paid in interest expense on our outstanding debt;

●	Adjusted EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;

●	Adjusted EBITDA does not include depreciation expense from fixed assets;

●	Adjusted EBITDA does not include amortization expense;

●	Adjusted EBITDA does not include the impact of stock-based compensation;

●	Adjusted EBITDA does not include the impact of non-recurring expense;

●	Adjusted EBITDA does not include the impact of the loss on the disposal of asset;

●	Adjusted EBITDA does not include the impact of restructuring costs for restructured revenue stream;

●	Adjusted EBITDA does not include the impact of the loss on the extinguishment of debt; and

●	Adjusted EBITDA does not include the impact of employee retention credits.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures including net income (loss) and our financial results presented in accordance with U.S. GAAP. The financial tables below provide a reconciliation of Adjusted EBITDA to the most nearly comparable measure under U.S. GAAP.

The Company defines an “active unit” as (i) an ad-supported Loop Player (or DOOH location using Loop Media’s ad-supported service through its “Loop for Business” application or using a DOOH venue-owned computer screening the Company’s content) that is online, playing content, and has checked into the Loop analytics system at least once in the 90-day period or (ii) a DOOH location customer using the Company’s paid subscription service at any time during the 90-day period. The Company uses quarterly active units, or “QAUs,” to refer to the number of such active units during such period.

Loop Media Investor Contact

ir@loop.tv

Loop Media Press Contact

Kevin Mawardi

kevin@loop.tv

LOOP MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Twelve months ended September 30,
	2024	2023	2024	2023

Revenue	$3,730,670	$5,688,255	$22,254,959	$31,642,293
Cost of revenue
Cost of revenue - Advertising and Legacy and other revenue	2,034,646	3,268,723	13,249,158	18,036,529
Cost of revenue - depreciation and amortization	668,086	854,527	3,024,804	2,946,404
Total cost of revenue	2,702,732	4,123,250	16,273,962	20,982,933
Gross profit	1,027,938	1,565,005	5,980,997	10,659,360

Operating expenses
Sales, general and administrative	4,543,695	7,415,177	20,566,552	29,427,139
Stock-based compensation - sales, general and administrative	860,740	1,138,866	4,232,673	7,997,849
Stock-based compensation - restructuring cost	—	596,940	—	596,938
Restructuring costs	—	207,373	220,053	354,047
Depreciation and amortization	196,582	351,266	1,414,537	1,068,999
Loss on disposal of assets	315,863	—	315,863	—
Total operating expenses	5,916,880	9,709,623	26,749,678	39,444,972

Loss from operations	(4,888,942)	(8,144,618)	(20,768,681)	(28,785,612)

Other income (expense)
Interest expense	(639,271)	(912,601)	(3,041,715)	(3,802,346)
Loss on extinguishment of debt	—	—	(25,424)	—
Employee retention credits	—	—	—	645,919
Amortization - ATM facility	(633,902)	—	(633,902)	—
Other income (expense)	(61)	62,515	228	(3,128)
Total other income (expense)	(1,273,234)	(850,086)	(3,700,813)	(3,159,555)
Loss before income taxes	(6,162,176)	(8,994,704)	(24,469,494)	(31,945,167)
Income tax (expense)/benefit	(25,773)	(16,888)	(26,108)	(18,512)
Net loss	$(6,187,949)	$(9,011,592)	$(24,495,602)	$(31,963,679)

Basic and diluted net loss per common share	$(0.07)	$(0.15)	$(0.33)	$(0.56)

Weighted average number of basic and diluted common shares outstanding	85,173,736	60,610,103	74,537,699	57,502,870

LOOP MEDIA, INC.

ADJUSTED EBITDA RECONCILIATION

	Three months ended September 30,		Twelve months ended September 30,
	2024	2023	2024	2023
GAAP net loss	$(6,187,949)	$(9,011,592)	$(24,495,602)	$(31,963,679)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense	639,271	912,601	3,041,715	3,802,346
Depreciation and amortization expense*	1,498,570	1,205,793	5,073,243	4,015,403
Income tax expense (benefit)	25,773	16,888	26,108	18,512
Stock-based compensation**	860,740	1,735,807	4,232,673	7,997,849
Non-recurring expense	62,635	150,115	500,473	150,115
Restructuring costs	—	207,373	220,053	950,985
Loss on extinguishment of debt	—	—	25,424	—
Loss on disposal of asset	315,863	—	315,863	—
Employee retention credits	—	—	—	(645,919)
Other income (expense)	61	(62,515)	(228)	3,128
Adjusted EBITDA	$(2,785,036)	$(4,845,530)	$(11,060,278)	$(15,671,260)

* Includes amortization of content assets and for cost of revenue and operating expenses and ATM facility.

** Includes options, Resticted Stock Units (“RSUs”) and warrants.

LOOP MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	September 30, 2023
ASSETS
Current assets
Cash	$824,658	$3,068,696
Accounts receivable, net	3,162,573	6,211,815
Prepaid expenses and other current assets	692,476	987,605
Content assets - current	393,012	2,218,894
Total current assets	5,072,719	12,487,010
Non-current assets
Deposits	7,266	12,054
Content assets - non current	222,401	448,726
Deferred costs - non current	—	744,408
Property and equipment, net	1,670,253	2,711,558
Right-of-use assets	173,354	—
Intangible assets, net	365,444	477,889
Total non-current assets	2,438,718	4,394,635
Total assets	$7,511,437	$16,881,645
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,250,106	$4,978,920
Accrued liabilities	2,911,868	3,546,338
Accrued royalties and revenue share	7,078,064	4,930,329
Equipment financing liability, current	200,596	—
License content liabilities - current	419,564	489,157
Deferred income	60,017	—
Lease liability, current	69,395	—
Revolving line of credit - current	2,837,479	2,985,298
Non-revolving line of credit, current	2,181,960	2,124,720
Non-revolving line of credit - related party, current	1,000,000	—
Total current liabilities	23,009,049	19,054,762
Non-current liabilities
License content liabilities - non current	110,000	208,000
Equipment financing liability, non-current	309,761	—
Lease liability, non-current	103,959	—
Revolving line of credit - related party, non-current	1,762,831	—
Non-revolving line of credit, non-current	—	475,523
Non-revolving line of credit - related party, non-current	—	1,959,693
Total non-current liabilities	2,286,551	2,643,216
Total liabilities	25,295,600	21,697,978

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $0.0001 par value, 225,000,000 shares authorized, 80,825,910 and 65,620,151 shares issued and outstanding as of September 30, 2024, and 2023, respectively	8,082	6,562
Additional paid in capital	134,988,900	123,462,648
Accumulated deficit	(152,781,145)	(128,285,543)
Total stockholders’ equity	(17,784,163)	(4,816,333)
Total liabilities and stockholders’ equity	$7,511,437	$16,881,645